Exhibit 3.1

AMENDMENT TO

BYLAWS OF

WARRIOR MET COAL, INC.

Effective as of August 1, 2022, Section 2.5(d) of the Bylaws of Warrior Met Coal, Inc. is deleted in its entirety and the following is inserted in lieu thereof:

(d) Required Vote. Subject to the rights of the holders of one or more series of preferred stock of the Corporation (“Preferred Stock”), voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, provided that the election of directors shall be determined by a plurality of the votes cast (meaning the nominees with the greatest number of shares voted “for” shall be elected without regard to votes cast “against” any nominee) at any contested election. For the avoidance of doubt, abstentions and broker non-votes shall not be treated as votes cast “for” or “against” a director’s election. For purposes of this Section 2.5(d), a “contested election” shall mean any election for which the number of nominees to serve as directors exceeds the number of directors to be elected, with the determination that an election is a contested election being made by the Board within 10 days of the initial distribution of the Corporation’s proxy statement for the relevant meeting. Once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast notwithstanding that one or more notices of nomination subsequently may be withdrawn or declared invalid or untimely. All other matters shall be determined by the vote of a majority of the votes cast “for” or “against” the matter by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.